Exhibit 5.1

1271 Avenue of the Americas | New York, NY 10020

blankrome.com

Phone:	(212) 885-5000
Fax:	(212) 885-5001

June  22, 2023

Alliance Entertainment Holding Corporation

8201 Peters Road
Suite 1000
Plantation, Florida 33324

Re:	Alliance Entertainment Holding Corporation Registration Statement on Form S-1

Dear Sir/Madam:

We refer to the Registration Statement (the “Registration Statement”), which is comprised of a Public Offering Prospectus and a Resale Prospectus, filed by Alliance Entertainment Holding Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the sale of (A) up to $10,000,000 public offering price of shares (the “Public Sale Shares”) of Class A Common Stock, par value $0.0001 per share (“Common Stock”), pursuant to an underwriting agreement (the “Underwriting Agreement”) between the Company and ThinkEquity; (B) up to an aggregate of 9,920,000 shares of Common Stock (the “Warrant Shares”) that are issuable upon the exercise of (i) 5,750,000 publicly traded warrants (the “Public Warrants”), (ii)  4,120,000 private placement warrants issued in a private placement (the “Private Warrants”) and (iii)  50,000 warrants issued to the underwriter of the Company’s initial public offering and its designees (the “Underwriter’s Warrants”; and together with the Public Warrants, and Private Warrants, the “Warrants”), all such Warrants being exercisable at an exercise price of $11.50 per share; (C)  up to 48,102,798 shares of Common Stock (the “Resale Shares”) to be resold from time to time upon the expiration of lock-up agreements by  the selling stockholders named in the Resale Prospectus or their permitted transferees (the “Selling Stockholders”) and (D) up to 4,120,000 Private Warrants and 50,000 Underwriter Warrants to be resold from time to time by certain Selling Warrant Holders named in the Resale Prospectus.

In our capacity as counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostat copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Alliance Entertainment Holding Corporation
June 22, 2023

With regard to our opinions concerning the Private Warrants and Underwriter Warrants constituting valid and binding obligations of the Company:

1.	Our opinions are subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, conservatorship, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, impossibility of performance, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

2.	Our opinions are subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

3.	We express no opinion as to any provision of the Private Warrants or Underwriter Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

4.	We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Private Warrants and Underwriter Warrants.

Based upon the foregoing, it is our opinion that:

1.	The Public Sale Shares, when such shares are sold, paid for and issued in accordance with the terms of the Underwriting Agreement and Registration Statement, will be duly and validly issued, fully paid and non-assessable.

Alliance Entertainment Holding Corporation
June 22, 2023

2.	The Warrant Shares have been duly authorized for issuance and, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable.

3.	The Resale Shares are validly issued, fully paid and non-assessable.

4.	The Private Warrants and Underwriter Warrants constitute the legal, valid and binding obligations of the Company.

We are opining solely (i) on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware, and (ii) and, as to the Private Warrants and Underwriter Warrants constituting valid and binding obligations of the Company, the applicable laws of the State of New York, in each case as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP